Exhibit 99

TEXT OF PRESENTATION AT
UBS WARBURG MEDIA CONFERENCE
AND CSFB MEDIA CONFERENCE
ON DECEMBER 9 AND 10, 2003.

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Bill Kerr

Good afternoon. It is a pleasure to be here today. I want to thank Brian Shipman/Bill Drewry for inviting us.

Joining me are Kevin O'Brien, President of our Broadcasting Group; Steve Lacy, President of our Publishing Group; and Suku Radia, our Chief Financial Officer.

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This presentation contains statements that are considered forward-looking within federal securities laws. I will refrain from reading the text of this slide, but it is important to remind you there are a number of factors that can affect our business and results.

This presentation includes references to non-GAAP measures such as EBITDA. Financial statements and tables that reconcile non-GAAP measures and GAAP results are posted on our website.

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For those of you who may not be familiar with Meredith, we have served the needs of American families for more than 100 years through service journalism. Each month we reach 75 million American consumers with our magazines, books, custom publications, web sites and television stations. Our focus on home and family allows advertisers to reach consumers on topics such as remodeling, decorating, cooking and family life.

I'll provide an overview. Kevin and Steve will discuss Broadcasting and Publishing, respectively. Suku will provide a financial update, including our current outlook. Then we will address your questions.

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Both of our business groups continued to outperform their peers in our first fiscal quarter ended September 30.

Broadcasting revenues grew 3% versus an industry decline of 2%. We replaced $6.3 million in net political advertising revenues-an outstanding achievement. Excluding net political advertising our revenues grew 13%, which was the best of any major broadcaster in the September quarter.

As you can see from this slide, we have consistently outpaced the industry for nearly 3 years except for one quarter in which we faced difficult Olympic comparisons.

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In Publishing, our advertising pages, according to PIB, rose 10% versus an industry decline of 3% and we outpaced all other major publishers.

We have outpaced the industry for 11 consecutive quarters as consumers and advertisers have turned to leading magazines such as our premier home and family publications.

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As you would expect, the key to the future is maintaining momentum in both of our businesses.

In Broadcasting this has three elements.

1)	Continue to improve our ratings.
2)	Sell aggressively to translate our ratings gains to revenue growth.
3)	Continue our concentrated effort to reduce our syndicated programming costs.

Kevin will discuss these points in greater detail in a few moments.

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In Publishing, there are four elements to our growth strategy.

1)	Capitalize on additional opportunities for our leading home and family magazines to gain advertising share.
2)	Continue to expand the circulation of our mid-sized magazines.
3)	Continue to extend our brands, particularly Better Homes and Gardens, as we have successfully done this year.
4)	Build momentum in our custom publishing operations as we win new business and renew existing relationships. Also, our book operations are performing extremely well and will continue to do so.

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We also will continue to look for attractive acquisitions.

In Broadcasting, we have completed one duopoly and are interested in forming more. We are looking to leverage our existing assets. Our new CBS affiliate in Springfield, Massachusetts is a good example.

In Publishing, we will enhance our magazine portfolio with an emphasis on younger readers. The American Baby Group was an excellent acquisition, in part because it extends our reach to younger women and families and to the rapidly growing Hispanic market. Health, parenting and fitness are particularly attractive categories.

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With strong and talented management teams in both business groups, we believe each group will improve its margin in the next three fiscal years.

Broadcasting should improve its EBITDA margin to the 40% level in the next two to three years. Publishing should add a percentage point annually to reach a 20% operating margin.

We believe earnings per share should grow in the low double digits in non-political years and in the mid-to-high teens in political years.

Now, Kevin will discuss our broadcasting in more detail.

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Kevin O'Brien

Thanks, Bill. Here is a quick look at our 12 television stations. We have six CBS affiliates, four FOX, one NBC and one UPN.

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Eight of our stations are in the country's top 35 markets. Las Vegas, while ranked 51st based on the number of households, is the 28th largest market in terms of revenues due to its younger demographics and its large number of visitors.

Most of our markets are growing, particularly Atlanta, Phoenix, Nashville, Kansas City and Las Vegas. There isn't a broadcast group with a better geographic mix of fast-growing markets.

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We have consistently improved our EBITDA margins. We did so again in our first quarter, albeit marginally. This was an outstanding accomplishment given the challenge of political ad comparisons.

In fiscal 2003, we improved our EBITDA margin 600 basis points to 30%. We don't expect an improvement of the same magnitude in fiscal 2004, a non-political year, but we do expect to make progress toward our 40% objective.

How are we going to do that?

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These are our strategies for continuing our momentum.

--	Strengthen news
--	Sell aggressively
--	Create additional revenue sources
--	Reduce programming costs

I'll tell you a little more about each.

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A major and ongoing objective is to improve our news ratings. We are beginning to develop a reputation for outstanding newscasts and are changing viewing habits.

Overall, we have improved ratings for 60% of our news day-parts in the last 12 months.

Recently we established a news bureau in Washington D.C. to strengthen our ability to cover local stories from a national perspective.

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We performed well in the November sweeps. This is the fifth consecutive ratings period in which we have experienced significant improvement.

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In Atlanta, WGCL's early morning news is up 29% and has shown the highest growth of any morning news program in the market. It 5 p.m. news was the only newscast in the market to hold its share from the prior year and its 6 p.m. news increased share 33%.

--	In Phoenix, KPHO's noon news was up 28% and was the market leader. Most importantly, its late newscast was ranked #2 for the first time in the station's history.
--	In Las Vegas, KVVU's 6-7 a.m. news ratings rose 45% and its late news rose to #2 in the market.
--	In Hartford, WFSB continues to be the market's leader in all news time periods.

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We are especially proud of our news success at KPTV in Portland.

In the November book, KPTV's 7-9 a.m. news rating rose 50% and was #1 in the market beating the Today Show. The late news is one of the strongest primetime newscasts in the country and gained 24% from a strong performance in the prior year.

We've translated these ratings gains to improved financial results. The station is poised for further growth as the economy in the Pacific Northwest recovers.

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Higher ratings are important, but only if they translate to revenue growth.  As you can see from this chart, we have outperformed the industry and the other major publicly held broadcasters in the past year.

For example because of higher ratings on our late news in Phoenix, we were able to increase our average unit ad rate more than 60%.

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In a world where media companies talk about the benefits of cross-media programs, we have delivered results.

Our Cornerstone programs leverage our publishing brands and give our television stations a competitive advantage.  These programs package material from our magazines with print ads from our local advertisers. The result is a customized mini-magazine delivered to targeted consumers in our local TV markets.

As a result of the Cornerstone success, we have expanded the programs to include special projects focused on local interests such as college and professional sports and holiday events. This quarter our Portland stations have added toy and food drives.

Revenues from these programs more than doubled in the first quarter and were a primary reason we overcame political comparisons when most other broadcasters did not.

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We recently announced a new CBS affiliate in Springfield, MA. This market did not have a CBS affiliate, so our Hartford station was the defacto affiliate. That was good for our coverage, but we were not serving local advertisers.

In January, we will begin selling local advertising and in time, we will add news.

This station benefits many parties. CBS gains another local affiliate, residents and advertisers in Springfield get another news and advertising resource, and we generate additional revenue at minimal cost.

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We are taking steps to reduce syndicated programming costs.

In the past, we have not been smart in making programming purchases.  We often made group buys which left some stations with an excess of expensive programs.

We now purchase for each station based on time period needs. We are still going after and getting the best programming. For example we have Malcolm in the Middle at most of our FOX stations starting next fall.

While we are maintaining or improving the quality of the programming at each station, we have been able to reduce film costs 20% over the past five years ($7.5 million) and will continue to reduce costs in our next fiscal year.

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I'll conclude by explaining why we are confident we'll achieve our 40% EBITDA margin objective.

Building ratings in our largest markets-Atlanta, Phoenix and Portland-is critical because these markets hold the most upside potential. Our stations in Atlanta and Phoenix are both number 4 from an overall news perspective. KPTV in Portland is number 2.

In a market like Atlanta, a 1 point gain in sign-on to sign-off ratings can be worth approximately $8 million in net annual revenues.

We have upside potential in our other markets as well. Only Hartford is number 1. In a mid-tier market, a 1 point improvement in sign-on to sign-off could be worth about $4 million in net annual revenues.

We have made significant progress in the turnaround of our broadcasting group. Ratings gains have been translated to revenue and profit growth.  We realize there is plenty of room for additional improvement and we are working hard every day to realize that potential.

Now Steve will outline Publishing's growth strategies.

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Steve Lacy

Publishing has been a core strength of Meredith for more than 100 years. We publish 17 magazine brands, led by Better Homes and Gardens and Ladies' Home Journal.

Our very successful mid-size magazines include MORE, Country Home, Traditional Home and Midwest Living. The American Baby Group, which we acquired a year ago, extends our magazine portfolio to reach younger women and families, and we have a line-up of approximately 160 Special Interest Publications.

We have a significant Internet presence with 25 web sites, and we have a custom publishing operation that serves leading companies. Our book business has been performing extremely well.

I'll start by discussing our strong advertising performance in 2003 and our circulation strategy, both of which distinguish us from other magazine publishers.

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Our magazines have significantly outpaced the industry in terms of advertising through the first 10 months of calendar 2003.

According to PIB, our total ad pages grew nearly 15%, much stronger growth than was reported by any other major magazine publisher and well above the industry average, which was virtually flat.

The strongest ad categories were home and building, food and beverage, and cosmetics.

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This slide highlights our ad page growth for all of calendar 2003.

Better Homes and Gardens grew 11 percent. The magazine's total of 2,117 advertising pages was a record, eclipsing its previous record by nearly 9%.

Ladies' Home Journal increased ad pages 24%, performing strongly in a number of categories such as beauty and pharmaceutical.

All of our mid-size magazines posted strong growth, led by a 33% gain in MORE and 25% growth in Midwest Living.

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Our advertising performance is supported by our powerful circulation dynamics.

Our model is based primarily on long-term direct-to-publisher subscriptions. This results in higher renewal rates, lower susceptibility to newsstand volatility, and higher long-term subscription profitability.

Industry data indicates most publishers lose money on direct mail subscriptions. In contrast, we make money on them because of our editorial sales offers, our direct marketing expertise and our leading database. We generate a higher margin on the significant number of Internet orders we generate.

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This slide reflects our direct-to-publisher model. As you can see, the rate bases of Better Homes and Gardens and Ladies' Home Journal are subscription-driven, a position that serves to our advantage.

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Another key to our circulation success is our industry-leading database. It contains approximately 75 million names, or about two-thirds of American homeowners. The American Baby Group acquisition added approximately 9 million new names, mostly younger consumers.

The database has 300 data points on each name, including recent purchases, hobbies, interests, and demographic data.

This size and depth is a key to our circulation model and allows more precise consumer targeting. We grew MORE magazine's rate base from 250,000 at its launch in 1998 to nearly 1 million in 2004.

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Here's a look at our growth strategies.

--	Build our existing magazine business
--	Expand our magazine portfolio
--	Extend the Better Homes and Gardens brand
--	Grow non-magazine businesses

I'll discuss each of them in more detail beginning with building our magazine business.

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Better Homes and Gardens is the 4th largest U.S consumer magazine, reaching approximately 40 million readers monthly. It is the clear leader in the women's service field.

Ladies' Home Journal is thriving under its new leadership, attracting new readers. According to Mediamark Research, the Journal's fall readership rose nearly 6% from the spring's. To continue the momentum, we will expand beauty and fashion coverage, launch new columns and create special events.

These two magazines dominate the women's service field in terms of advertising revenue. For the 12 months ended with the October issues, their combined share was 44%, according to PIB.

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Our mid-size magazines continued their strong advertising growth in 2003.

We are benefiting from expanding their rate bases. The magazines' collective rate base will be more than 4 million, nearly as large as that of Ladies' Home Journal, allowing us to increase advertising rates and attract more non-endemic advertisers.

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I'll take a few moments to expand on the continued success of MORE, our lifestyle magazine targeted at affluent women 40 and over. These women are decision makers and have financial means.

Recently Advertising Age named MORE to its prestigious "A List," citing the country's top ten magazines in terms of advertising, circulation and content.

We are sponsoring special events to position MORE as the authority for its demographic. The MORE Marathon will be the first ever for women over 40 and will be held next March.

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The American Baby Group is proving to be an excellent acquisition. Its financial results have exceeded our initial expectations and it has expanded our magazine portfolio's reach.

American Baby magazine is performing well and we are making it stronger. Beginning with the February 2004 issue, we will add new editorial content on beauty, food and home to appeal to busy young mothers. This will help attract car makers, home and building suppliers and other advertisers.

This year we expanded the American Baby Group's custom publishing operations with programs for Procter & Gamble, Glaxo, Mead Johnson, and Fisher Price. There are opportunities to grow this business by combining our database and circulation expertise with American Baby's maternity and parenting knowledge.

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We will continue to expand our magazine portfolio.

We'd like to add publications for younger readers and move them to our more traditional magazines in time.

We are interested in the rapidly-expanding Hispanic marketplace.

Health, parenting and fitness are our focus subjects.

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To extend the Better Homes and Gardens brand, we have launched new subscription magazines, special interest publications, and hundreds of books.

We have created a powerful web site; brand licensing arrangements with retailers; cross marketing programs with our televisions stations; and a Corporate Solutions business that creates multi-platform, multi-product marketing programs across all our assets.

We recently renewed our relationship with Wal-Mart for a line of high-quality garden and outdoor living products. These products will carry the Better Homes and Gardens brand and will be sold in Wal-Mart Garden Centers.

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Our alliance with Home Interiors and Gifts, one of the largest direct marketers of home décor accessories, kicks off in earnest next month. More than 80,000 sales displayers will begin distributing catalogues and hosting parties for the new Better Homes and Gardens Collection.

As part of the alliance, Home Interiors will advertise the collection in Meredith magazines. Its sales force also will sell the most recent edition of The New Better Homes and Gardens Cook Book and subscriptions to Better Homes and Gardens magazine. Even before the first party, 20,000 subscriptions have already been sold.

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We have extensive Internet operations. In October, our 25 web sites had more than 8 million unique visitors and nearly 100 million page views. Both were up more than 60%.

As I mentioned earlier, our web sites are a cost-effective means to generate magazine subscriptions. The total cost of acquiring a subscriber through direct mail is between $18-$20. Via the Internet, the cost is less than half that.

In the first quarter of fiscal 2004 we generated nearly 200,000 subscription orders over the Internet, up 87% from the same period a year earlier. Our goal is to generate approximately 1 million Internet subscriptions per year.

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Integrated Marketing is our custom publishing business and continues to win new clients and extend existing relationships.

Last month we began mailing customer loyalty magazines for Century 21. The magazines will be published five times a year for approximately 600,000 homeowners.

Our DIRECTV relationship has excellent potential. We are publishing its monthly programming guide and using our direct-to-consumer circulation expertise to grow the guide's subscription base and promote its programming packages to selected customers.

We recently extended our relationship with Principal Financial to publish customer loyalty magazines that are mailed to 1.5 million 401(k) participants. We continue our relationships with DaimlerChrysler, Carnival Cruise Lines and Hunter Douglas.

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Publishing high-quality books based on our brands and those licensed from others continues to produce excellent results. Much of our proprietary content is evergreen, which helps to reduce returns from retailers and differentiates our book business. We've supplemented our proprietary content by licensing popular brands like Trading Spaces, HGTV and The Food Network. This strategy has attracted a larger audience and expanded our distribution channels beyond book stores to other retailers such as Bed, Bath and Beyond and Linens and Things.

Our pipeline of new books remains very strong. We shipped the first in a series of books based on Home and Garden Television and The Food Network. We also will publish four additional Trading Spaces books and two based on Monster Garage, the hit car show on The Learning Channel. We will release four new titles in our very successful Home Depot 1-2-3 series this fiscal year.

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Our objective is to increase our operating margin 1 percentage point annually to reach 20%.

To do that, we will

--	Leverage the power of Better Homes and Gardens and Ladies' Home Journal.
--	Continue to grow our mid-size magazines.
--	Build our circulation strength through direct mail offers and the Internet. Reaching a million Internet orders per year through the will be important.
--	Develop more Integrated Marketing business.
--	Continue the incredible momentum in our book business.

Now, Suku will give you a financial overview.

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Suku Radia

Thanks Steve. We are a company that adheres to sound financial principles. We have rigorous reporting practices and follow an extensive sub-certification process in which Bill and I are directly involved and that requires 57 sub-certifications.

We have an active share repurchase program and we have paid dividends for 56 years.

Our debt capacity and ability to generate cash provide the financial flexibility to be opportunistic with respect to acquisitions and growth initiatives.

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In the last five years, we have

--	repurchased $178 million of our stock
--	invested $169 million in capital expenditures
--	completed a $120 million major acquisition
--	paid $81 million in dividends, and
--	reduced debt by $252 million

At September 30, 2003, our total debt was $355 million.

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Let me now provide our outlook for the second quarter and all of fiscal 2004.

Publishing should have a strong second quarter. Magazine advertising revenues are currently running up in the high twenties. Excluding the American Baby Group acquisition, they are up in the high teens.

Broadcasting had the benefit of $14.1 million in net political advertising in the second quarter of our prior fiscal year. In the face of this challenging comparison, we are currently pacing down in the low double digits. Without political, we are running ahead approximately 9%, which we believe will still reflect excellent performance relative to the industry.

For the second quarter of fiscal 2004 and the full fiscal year, the current First Call consensus estimates are $0.37 and $2.07, respectively. At this point, we believe both the second quarter and full year estimates are achievable.

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Bill Kerr

Thank you, Suku.

I'll close by telling you I credit our strong start to the year to Meredith's focus on the long term.  Because we were looking ahead, we used the advertising recession as an opportunity to invest heavily in promoting our businesses. We intensified our efforts to build share at exactly the time our competitors were restricting theirs.

While Broadcasting faces challenging political comparisons in the second quarter, both of our businesses are well-positioned for continued profitable growth. I am looking forward to a strong fiscal 2004, and I am confident we will achieve our long-term financial objectives and build shareholder value over time.

Now, we'll take your questions.

INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order, and/or television viewing patterns; unanticipated increases in paper, postage, printing, or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement.